Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-8 as filed with the SEC of our audit report dated August 13, 2019, with respect to the balance sheets of Defense Technologies International Corporation as of April 30, 2019 and 2018, and the related statements of operations, stockholders’ deficit, and cash flows for the two years then ended. Our report dated August 13, 2019, relating to the aforementioned financial statements, includes an emphasis of matter paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC
December 3, 2019